 As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fincera Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27/F, Kai Yuan Finance Center, No. 5, East Main Street

Shijiazhuang, Hebei

People’s Republic of China

(Address of principal executive offices) (Zip Code)

Fincera Inc. 2015 Omnibus Equity Incentive Plan

(Full title of the Plan)

Jason Wang

Fincera Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

(Name and address of agent for service)

(858) 997-0680

(Telephone number, including area code, of agent for service)

Copies to:

Steven D. Pidgeon, Esq.

DLA Piper LLP (US)

2525 East Camelback Road

Esplanade II, Suite 1000

Phoenix, Arizona 85016-4245

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, par value $0.001 per share (“Ordinary Shares”), to be issued pursuant to the Fincera Inc. 2015 Omnibus Equity Incentive Plan	200,179 shares	$32.00	(2)	$6,405,728	$742.42
Ordinary Shares	515,153 shares	$28.00	(3)	$14,424,284	$1,671.78
Ordinary Shares	106,700 shares	$27.10	(4)	$2,891,570	$335.13
Ordinary Shares	166,000 shares	$27.20	(5)	$4,515,200	$523.31
Ordinary Shares	35,680 shares	$32.69	(6)	$1,166,379	$135.18

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Ordinary Shares which become issuable under the Fincera Inc. 2015 Omnibus Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Ordinary Shares.

(2)	Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee under Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices per share of the Registrant’s Ordinary Shares as reported by the OTCQB Venture Market on May 25, 2017.

(3)	Represents Ordinary Shares issuable pursuant to stock options granted on September 24, 2015 and December 28, 2015 at an exercise price of $28.00 per share.

(4)	Represents Ordinary Shares issuable pursuant to stock options granted on April 29, 2016 at an exercise price of $27.10 per share.

(5)	Represents Ordinary Shares issuable pursuant to stock options granted on September 27, 2016 and November 27, 2016 at an exercise price of $27.20 per share.

(6)	Represents Ordinary Shares issuable pursuant to stock options granted on April 28, 2017 at an exercise price of $32.69 per share.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I, Items 1 and 2, are omitted from this Registration Statement on Form S-8 and have been or will be delivered to participants in the 2015 Omnibus Equity Incentive Plan covered by this Registration Statement in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended.

PART II

Information Required in the Registration Statement

Item 3.Incorporation of documents by reference

Fincera Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with or furnished to the U.S. Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s annual report on Form 20-F (File No. 001-34477), filed with the Commission on May 1, 2017 (the “Annual Report”).

(b) All documents filed by the Registrant under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

(c) The description of the Registrant’s Ordinary Shares contained under the caption “Description of Securities” in the Registrant’s Form F-1 (File No. 333-195954), filed with the Commission on May 14, 2014, as amended, and any amendment or report filed for the purpose of further updating such description.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of the Registrant since its date thereof or that the information contained in it is current as of any time subsequent to its date. Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4.Description of securities

Not applicable.

Item 5.Interests of named experts and counsel

None.

Item 6.Indemnification of directors and officers

The Registrant’s Amended and Restated Memorandum and Articles of Association provides that members of its board of directors, among others, shall be indemnified and secured harmless out of the assets and profits of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

This provision, however, will not eliminate or limit liability arising under federal securities laws. The Registrant’s Amended and Restated Memorandum and Articles of Association does not eliminate its director’s fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited the Registrant and its shareholders. This provision should not affect the availability of a claim or right of action based upon a director’s fraud or dishonesty.

Cayman Islands law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, except where there has been fraud or dishonesty or willful neglect or willful default.

Item 7.Exemption from registration claimed

Not applicable.

Item 8.Exhibits

The information set forth in the Exhibit Index immediately following the signature page to this Registration Statement on Form S-8 is incorporated by reference into this Item 8.

Item 9.Undertakings.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 26th day of May, 2017.

FINCERA INC.
(Registrant)

By:	/s/ Jason Wang
Jason Wang
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jason Wang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, of and supplements to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of their respective substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yong Hui Li	Chairman, Chief Executive Officer, and Director	May 26, 2017
Yong Hui Li	(Principal executive officer)

/s/ Jason Wang	Chief Financial Officer	May 26, 2017
Jason Wang	(Principal financial officer)

/s/ Spencer Ang Li	VP, Product and Director	May 26, 2017
Spencer Ang Li

/s/ James Cheng-Jee Sha	Director	May 26, 2017
James Cheng-Jee Sha

/s/ Diana Chia-Huei Liu	Director	May 26, 2017
Diana Chia-Huei Liu

/s/ Leon Ling Chen	Director	May 26, 2017
Leon Ling Chen

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the undersigned as the duly authorized representative of the Registrant in the United States.

/s/ Jason Wang
Jason Wang

Date: May 26, 2017

EXHIBIT INDEX

Number	Exhibit

4.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit A of the Registrant’s Final Proxy Statement, filed as Exhibit 99.1 to the Registrant’s Current Report on Form 6-K filed with the Commission on June 14, 2016).

4.2	Fincera Inc. 2015 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4.31 of the Registrant’s Annual Report on Form F-20 filed with the Commission on May 2, 2016).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Marcum Bernstein & Pinchuk LLP, Independent Registered Public Accounting Firm.

32.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).